Filed pursuant to Rule 424(b)(3)
                               relating to Registration Statement No. 333-107836


                          DISCOVERY LABORATORIES, INC.
                         SUPPLEMENT DATED April 16, 2004
                       TO PROSPECTUS DATED AUGUST 11, 2003


         This Supplement should be read in conjunction with the Prospectus dated August 11, 2003, contained in Registration Statement No. 333-107836 of Discovery Laboratories, Inc., as amended and supplemented by the Registration Statement and Prospectus on Form S-3/A filed by us on August 21, 2003, and including the exhibits thereto. The Selling Stockholder table contained in such Prospectus, as amended, is supplemented, as set forth below, by (i) adding Kane & Co., as a new Selling Stockholder and (ii) replacing the entries for OppenheimerFunds plc U.S. Emerging Growth Fund, PharmaBio Development Inc., and Qfinance, Inc., with the updated and additional information in the Selling Stockholders table set forth in this Supplement. In connection with its rights under such warrants, OppenheimerFunds has transferred all of its warrants to Kane. PharmaBio Development has exercised its warrant and transferred the underlying shares of common stock to its wholly-owned subsidiary, Qfinance.

         Our common stock, par value $.001 per share, is listed on the Nasdaq SmallCap Market under the symbol "DSCO". On April 14, 2004, the closing sale price for the common stock, as reported on the Nasdaq SmallCap Market, was $12.02. We advise you to obtain a current market quotation for the common stock.

         Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         The Selling Stockholders may offer and sell a total of 8,288,369 shares of common stock under the Prospectus. The shares being offered under the Prospectus were acquired by the Selling Stockholders upon the transfer of securities issued in connection with a private placement consummated by us in June 2003. In connection with such private placement, we agreed to register the shares sold in the private placement, including all shares issuable upon warrants issued in the private placement, for the Selling Stockholders and their assignees under the Securities Act of 1933.

         The following table sets forth, to our knowledge, based on information provided to us by the Selling Stockholders: the number of shares of common stock owned by the Selling Stockholders; and the number of shares being offered by the Selling Stockholders under the Prospectus.

         All information with respect to share ownership in this Supplement has been provided by the Selling Stockholders as of a recent date. Because the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of the shares of common stock owned by the Selling Stockholders since the date on which they provided us with the information regarding their respective share ownership in transactions exempt from the registration requirements of the Securities Act, no estimate can be given as to the number of shares of common stock that will be held by the Selling Stockholders after the offering.

         The information appearing in the following table supplements or supersedes in part the information in the table under the heading "Selling Stockholders" in the Prospectus and was provided by or on behalf of the entity named below, as of August 21, 2003.

                                              SELLING STOCKHOLDERS

                                         NUMBER OF
                                         SHARES OF    NUMBER OF         TOTAL                   NUMBER OF
                                            COMMON       SHARES     NUMBER OF                SHARES TO BE                PERCENTAGE
                                        STOCK, NOT  REPRESENTED     SHARES OF  PERCENTAGE     OFFERED FOR    NUMBER OF        TO BE
                                         INCLUDING           BY        COMMON  BENEFICIALLY   THE ACCOUNT    SHARES TO  BENEFICIALLY
                                         WARRANTS,     WARRANTS         STOCK  OWNED               OF THE     BE OWNED        OWNED
                                      BENEFICIALLY  BENEFICIALLY BENEFICIALLY  BEFORE             SELLING   AFTER THIS   AFTER THIS
NAME                                         OWNED        OWNED         OWNED  OFFERING       STOCKHOLDER     OFFERING     OFFERING
Kane and Co.                                     0          880           880      0                  880       0            *

OppenheimerFunds plc US Emerging             4,400            0         4,400      0                4,400       0            *
Growth Fund

Qfinance, Inc. (as nominee for           1,276,210      840,566     2,116,776    5.43%            938,814    386,057         *
PharmaBio Development Inc.)(1)

PharmaBio Development Inc.               1,276,210      840,566     2,116,776    5.43%            791,705    386,057         *
(piggy-back)(1)

------------------------

*        Less than 1%

(1) The Company has entered into a strategic alliance with Quintiles Transnational Corp, and its affiliate, PharmaBio Development Inc. to develop a sales & marketing capability to commercialize Surfaxin for neonatal indications in the United States.

The information contained in this table reflects "beneficial" ownership of our securities within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. On March 31, 2004, we had 43,914,649 (not including treasury shares) shares of common stock outstanding. Beneficial ownership information reflected in the table includes shares of common stock issuable upon the exercise of outstanding warrants.

Please keep this supplement with your Prospectus.


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